INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Shareholders
Tep Fund, Inc.
New York, New York 10016

We have audited the accompanying statements of net assets of Tep Fund, Inc., as of November 30, 1999 and 1998, including the portfolio of investments in tax-exempt securities as of November 30, 1999, and the related statements of operations and changes in net assets for each of the two years then ended, and the selected per share data and ratios for the years ended November 30, 1999, 1998, 1997, 1996 and 1995. These financial statements and per share data and ratios are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 1999, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Tep Fund, Inc. as of November 30, 1999 and 1998, the results of its operations and changes in its net assets for each of the years then ended, and the selected per share data and ratios for the years ended November 30, 1999, 1998, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.




PUSTORINO, PUGLISI & CO., LLP
New York, New York
January 5, 2000